UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑   Preliminary Proxy Statement.
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐   Definitive Proxy Statement.
☐   Definitive Additional Materials.
☐   Soliciting Material Pursuant to § 240.14a-12.

CIMETRIX INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee  (Check the appropriate box):
    ☑   No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________________________________________

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(4)	Date Filed:______________________________________________________

CIMETRIX INCORPORATED
6979 South High Tech Drive
Salt Lake City, Utah 84047-3757

__________, 2011

Dear Shareholder:

On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders for Cimetrix Incorporated, which will be held on Saturday, May 21, 2011, at 9:00 a.m. at the Company's headquarters, located at 6979 South High Tech Drive, Salt Lake City, Utah.

At the meeting, the Board of Directors is asking you to: (i) elect one director for a three-year term; (ii) amend the Company’s 2006 Long-Term Incentive Plan to authorize an additional 3,000,000 shares of common stock to be made available for issuance under the Plan and to increase the maximum term for stock options awards under the Plan from 7 to 10 years, (iii) ratify the appointment of HJ & Associates, LLC as the Company's independent registered public accountants; and (iv) transact such other business as may properly come before the meeting or any adjournment thereof. These proposals are more fully set forth in the proxy statement, which you are urged to read thoroughly. We will also report on the progress of the Company.

In accordance with new U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send our shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe this will make the proxy distribution process more efficient and less costly and will help in conserving natural resources.

Your vote is important! Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Very truly yours,

By:
Robert H. Reback
President and Chief Executive Officer

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe this will make the proxy distribution process more efficient and less costly and will help in conserving natural resources.

CIMETRIX INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2011
______________________________

To our Shareholders:

The Annual Meeting of the Shareholders of Cimetrix Incorporated, a Nevada corporation (the "Company"), will be held on Saturday, May 21, 2011, commencing at 9:00 a.m., in the Company's headquarters located at 6979 South High Tech Drive, Salt Lake City, Utah, to consider and vote on the following matters described in this notice and the Proxy Statement:

1.	To elect one director to the Company's Board of Directors for a three-year term;

2.
To amend the Company’s 2006 Long-Term Incentive Plan to authorize an additional 3,000,000 shares of common stock to be made available for awards issued under the Plan and to increase the maximum term for stock option awards under the Plan from 7 to 10 years;

3.	To ratify the appointment of HJ & Associates, LLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2011;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2011 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, __________ shares of common stock were outstanding.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either in person at the Annual Meeting, by telephone, online or by completing and returning a proxy card as instructed on the Notice of Internet Availability. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

This Notice of Annual Meeting of Shareholders and related Proxy Materials are being distributed or made available to shareholders beginning on or about _________, 2011.

By Order of the Board of Directors,

, 2011	By:
Salt Lake City, Utah		Jodi M. Juretich
Chief Financial Officer, Secretary/Treasurer

CIMETRIX INCORPORATED
6979 South High Tech Drive
Salt Lake City, Utah 84047-3757

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is being provided or made available to shareholders on or about__________, 2011 in connection with the solicitation of proxies by the Board of Directors of Cimetrix Incorporated, a Nevada corporation (the "Company" or "Cimetrix"). The proxies are for use at the 2011 Annual Meeting of the Shareholders of the Company, which will be held on Saturday, May 21, 2011, commencing at 9:00 a.m., at the Company's headquarters, 6979 South High Tech Drive, Salt Lake City, Utah, and at any adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on March 30, 2011 (the "Record Date"). Only holders of record of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. The Company is making this proxy solicitation.

Voting via the Internet, by Telephone or by Mail

As an alternative to voting in person at the Annual Meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted in accordance with the recommendation of the Board of Directors FOR the election of Michael B. Thompson as director (Proposal No. 1), FOR the amendment to the Company’s 2006 Long-Term Incentive Plan to authorize an additional 3,000,000 shares of common stock to be made available for awards issued under the Plan and to increase the maximum term for stock option awards under the Plan from 7 to 10 years. (Proposal No 2), FOR the ratification of the appointment of HJ & Associates, LLC as Cimetrix’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 3), and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the voting instruction card provided by your record holder in accordance with the instructions included therewith. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot.

Shareholders can access the 2011 Proxy Statement and Annual Report to Shareholders electronically at ______________________________.

Voting Rights

At the Record Date, there were __________ shares of the Company's common stock outstanding, all of which are entitled to be voted at the meeting. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum.

Holders of common stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting. Generally, in order for action to be taken on any matter, the votes received in favor must exceed the votes against, except for the election of directors. There is no cumulative voting and directors are elected by a plurality vote. The nominee for director receiving the highest number of votes at the Annual Meeting will be elected. The amendment to the Company’s 2006 Long-Term Incentive Plan to authorize an additional 3,000,000 shares of common stock to be made available for issuance under the Plan and to increase the maximum term for stock options awards under the Plan from 7 to 10 years and the ratification of HJ & Associates, LLC as the Company's independent registered public accountants must be approved by the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting, in person or by proxy.

Shares of our common stock which are entitled to be voted at the Annual Meeting, and which are represented by properly executed proxies, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of Michael B. Thompson as director; (ii) FOR the amendment to the Company’s 2006 Long-Term Incentive Plan to authorize an additional 3,000,000 shares of common stock to be made available for issuance under the Plan and to increase the maximum term for stock option awards under the Plan from 7 to 10 years (Proposal No 2); (iii) FOR the ratification of the appointment by the Audit Committee of HJ & Associates, LLC to be our independent registered public accountants for the year ending December 31, 2011; and (iv) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting and that we did not have notice of a reasonable time prior to the availability this Proxy Statement. We are not currently aware of any other matter that may be presented at the Annual Meeting.

Your proxy may be revoked by providing written notice to Jodi M. Juretich, Chief Financial Officer, Secretary and Treasurer, Cimetrix Incorporated, 6979 High Tech Drive, Salt Lake City, UT 84047, at any time prior to its exercise, by delivering a later-dated proxy to Ms. Juretich or by attending the Annual Meeting and voting your shares in person.

Proxy Solicitation Costs

The cost of preparing, assembling, printing and mailing the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own common stock listed of record in the names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, electronic and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid for such efforts.

ELECTION OF DIRECTORS

Proposal 1

Election to the Board of Directors

The Nominating Committee of the Board of Directors ("Nominating Committee") has nominated Michael B. Thompson, director since 2004, for election to the Board of Directors for a three-year term. Mr. Thompson has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

Under the Company's Articles of Incorporation and Bylaws, directors are divided into three classes. The term of office of one class of directors expires in each year. Directors are elected for terms of three years, to serve until their successors are elected and qualified. There is no cumulative voting for the election of directors. If Mr. Thompson should for any reason become unavailable for election, the proxies may be voted for the election of a substitute nominee as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

The Nominating Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.  We believe that the minimum qualifications for serving as a director are that a nominee demonstrates an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a positive reputation with respect to ethical conduct.  Nominees for director will include individuals who, taking into account their diversity, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct it’s affairs and business.  Although we do not have a formal policy on diversity for board members, it is a factor in assessing potential board members.  Diversity not only encompasses racial and gender diversity, but it also relates to diversity of experience and background in an effort to ensure that the composition of our directors provides a strong and well balanced foundation of skill and experience.

Board of Directors

The Board of Directors of the Company is currently comprised of the following individuals:
Name	Age	Director Since	Expiration Of Current Term	Expiration of Term For Which Nominated	Position With The Company

Robert H. Reback	51	2002	2012	N/A	President, Chief Executive Officer and Director
C. Alan Weber	59	2003	2013	N/A	Director
Scott C. Chandler	49	2003	2012	N/A	Director
Michael B. Thompson	58	2004	2011	2014	Director

Biographical Information

There is no family relationship among the current directors and executive officers. There is no arrangement or understanding between any director and any other person pursuant to which the director was or is to be selected as a director or nominee. All directors, with the exception of Robert H. Reback, President and Chief Executive Officer, are considered independent as defined by the rules of the New York Stock Exchange. The following sets forth brief biographical information for Mr. Thompson, the director nominee, and our other directors.

Nominee:

Michael B. Thompson has served as a director of the Company since May 2004. Mr. Thompson is currently the VP of R&D and Information Technology for Kersh Risk Management in Plano, Texas. Kersh is a B2B Company focused on helping employees and dependents make behavioral changes to improve health which benefits the employee while driving significant health care cost savings for employers. In 2007 and 2008, Mr. Thompson was the COO of Mediaport Entertainment, Inc a digital media kiosk company that provides automated fulfillment and point of sale solutions for music, movies, eBooks, audio books, and other digital media. From 2003 to 2006 Mr. Thompson served as President, Chief Executive Officer and director of Setpoint Companies, an industry leader in lean automation that fully designs, assembles, tests and delivers automated assembly and test equipment. Mr. Thompson was integrally involved in Setpoint’s hub–and-spoke growth initiative starting (4) new companies while directly managing MySchedule.Net, Setpoint Spectrometers, and Rocky Mountain Testing Solutions.  From 1986 to 2003, Mr. Thompson was the Vice President of the Planning and Logistics Solutions Group of Brooks’ software division. Brooks Planning and Logistics Solutions Group's primary market focus is to provide simulation, scheduling and material handling automation and software controls to the semiconductor and related high technology industries. He was the President of AutoSimulations, Inc., which was acquired by Brooks in January of 2000. Mr. Thompson has been involved with automation, modeling and scheduling manufacturing systems for over 25 years. He holds B.S. and M.S. degrees from the Department of Engineering Sciences and Technology at Brigham Young University. Mr. Thompson has been a pioneer in the field of industrial scheduling, workforce scheduling and the application of simulation technology to industrial problems. He has authored numerous papers and articles that have been published in technical magazines and professional journals. The Board nominated Mr. Thompson for his business experience in successfully running software development companies and other organizations and his experience and expertise with simulation, scheduling and material handling automation and software controls. The Board also considered Mr. Thompson's prior experience on and contributions to the Board in connection with his nomination.

Other Directors:

Robert H. Reback President, Chief Executive Officer and Director has served as a director of the Company since July 2002.   Mr. Reback joined Cimetrix as Vice President of Sales in January, 1996 was promoted to Executive Vice President of Sales in January, 1997 and was promoted to President on June 25, 2001. Mr. Reback was the District Manager of Fanuc Robotics' West Coast business unit from 1994 to 1995. From 1985 to 1993, he was Director of Sales/Account Executives for Thesis, Inc., a privately-owned supplier of factory automation software, and was previously a Senior Automation Engineer for Texas Instruments. Mr. Reback has a B.S. degree in Mechanical Engineering and a M.S. degree in Industrial Engineering from Purdue University. The Board nominated Mr. Reback based on his long-standing service and extensive experience in factory automation and management positions at the Company, and other international companies such as Texas Instruments, Thesis, Inc. and FANUC Robotics. In addition, the Board values Mr. Reback's ability to convey his close knowledge of and insight into the Company's operations and strategy to the rest of the Board as a result of his current management position.

C. Alan Weber has served as a director of the Company since May 2003. Mr. Weber is the President of Alan Weber and Associates, Inc., a consulting company specializing in semiconductor Advanced Process Control, process data collection and management, and other related manufacturing systems technologies. Before founding his own company, he was the Vice President/General Manager of the KLA-Tencor Control Solutions Division, which was acquired from ObjectSpace, Inc. in March 2000. While at ObjectSpace, Mr. Weber was responsible for all aspects of the company's semiconductor manufacturing system business. Before joining ObjectSpace in early 1997, Mr. Weber spent eight years at SEMATECH and was responsible for advanced manufacturing systems and related standards R&D. Prior to this, Mr. Weber spent 16 years at Texas Instruments, managing a variety of technology programs in the semiconductor CAD and industrial automation/control businesses. Mr. Weber earned B.A. and M.E.E. degrees in Electrical Engineering from Rice University. The Board nominated Mr. Weber for his technology and business experience, as well as his industry recognized efforts in development of Advanced Process Control (APC) software applications. The Board also considered Mr. Weber's prior experience on and contributions to the Board in connection with his nomination.

Scott C. Chandler has served as a director of the Company since May 2003. Since 2002, Mr. Chandler has been Managing Partner for Franklin Court Partners, LLC, a consulting firm designed to help companies develop business plans, raise initial funding, identify and complete mergers and acquisitions, secure additional rounds of financing and assist in operational and financial restructuring. From 1998 to 2001, Mr. Chandler was Chief Financial Officer (1998-2000) and Senior Vice President for Global Business Development (2000-2001) for RHYTHMS NetConnections, a leading provider of broadband services utilizing digital subscriber line (DSL) technology. At RHYTHMS, Mr. Chandler was responsible for raising over $2 billion for the company and in 2001 led the financial restructuring of RHYTHMS which resulted in the sale of its assets to MCI. From 1996 to 1998, Mr. Chandler served as President and Chief Executive Officer of C-COR, a pioneer in the cable television equipment industry. Under Mr. Chandler's leadership, C-COR's revenues increased to over $150 million, and it was named by Fortune magazine as one of the 100 fastest-growing public companies. Mr. Chandler earned an M.B.A. from the Wharton School of Business at the University of Pennsylvania, and a B.A from Whitworth University. Mr. Chandler currently serves as a member of the board of directors of Tollgrade Communications, a publicly traded company, and several privately held companies. The Board nominated Mr. Chandler for his business experience in a variety of industries, his management experience and his recognition as a financial expert. The Board also considered Mr. Chandler's prior experience on and contributions to the Board and Audit Committee in connection with his nomination.

Other Information

SEC regulations require us to describe certain legal proceedings which occurred during the past ten years, including bankruptcy and insolvency filings involving companies of which a director previously served as an executive officer.  Mr. Chandler served as an executive officer of Rhythms NetConnections, Inc. (“Rhythms”) until September 2001.  In August 2001, Rhythms voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  The Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Chandler’s ability to serve as a Director.

The Board of Directors recommends that the shareholders vote "FOR" the election of the Director nominee to the Board, Michael B. Thompson.

APPROVAL OF AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN

Proposal 2

In May 2006, the Company’s shareholders approved the combined amendment and restatement of the Cimetrix Incorporated 1998 Incentive Stock Option Plan and the Cimetrix Incorporated Director Stock Option Plan as the Cimetrix 2006 Long-Term Incentive Plan (“Plan”). There are no separate Stock Option Plans for executives and directors. The Cimetrix 2006 Long-term Incentive Plan replaced all previous separate plans with a single plan for all employees, officers and directors.

The purpose of the Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the awards. The Plan currently authorizes the grant of awards covering up to 6,250,000 shares, of which 2,817,944 shares are subject to outstanding options with a weighted average exercise price of $0.21 per share and 2,600,236 have been issued as restricted stock grants. The exercise price of all outstanding options was set at the fair market value of the underlying shares on the date of grant of such options. Including the number of shares subject to previously exercised options, as of December 31, 2010 there are less than 600,000 shares available for awards under the Plan.

In fiscal 2008/2009 during the economic down-turn when the semiconductor industry experienced the most severe downturn of capital equipment investment in history, the Company utilized stock awards as a means to conserve its operating cash.  The Company issued stock option and restricted stock awards to employees covering 1,654,993 shares of stock in replacement of cash payments of salary. The Company also deferred payment of salary to managers and executives in 2009 as a means to manage cash flow and prevent further staff reductions.

The Company has not increased the number of shares in the Plan since 2004. Consequently, due to the normal issuance of awards to employees and directors, combined with the use of stock awards to conserve cash during the 2008/2009 down-turn, the number of shares subject to future awards under the Plan have been substantially reduced.

The Compensation Committee is responsible for assessing the Company’s equity compensation policies. As part of their ongoing evaluation of the Company’s compensation programs, the Compensation Committee reviewed the Cimetrix Incorporated 2006 Long-Term Incentive Plan. To assist the Compensation Committee’s review of the Long-term Incentive Plan, the Compensation Committee obtained an analysis from an independent compensation consultant, The Jaffe Group (discussed more in detail in the Compensation Discussion and Analysis section). The consulting group provided guidelines to the Compensation Committee that recommended increasing the number of shares subject to the Plan by 3,000,000 or 6.7% of total shares outstanding. Furthermore, the consulting group provided the Compensation Committee with its recommendation for general guidelines regarding percentage allotments of stock awards to be granted over the next three to five years.

Future awards under the Plan will be determined by the Compensation Committee and it is not known what percentage of such awards will be granted to officers, directors or employees. During 2010, the following awards were granted under the Plan.

2010 Awards
Directors	150,000
Officers	1,000,000
Employees	47,500

In addition to recommending the increase in the number of shares subject to the Plan, the Compensation Committee is also recommending that the maximum term of options granted under the Plan be increased from 7 to 10 years. Ten years is the maximum term permitted under the Internal Revenue Code for incentive stock options and the Compensation Committee believes that this change will give it maximum flexibility in determining the appropriate terms for awards under the Plan.

The Compensation Committee believes that stock based awards align the Company’s directors’, executives’ and employees’ interests with long-term stockholder interests, motivate and reward employees for achieving long-term results and help retain high performers in a competitive market for talent.  Management believes the availability of such equity incentives has served, and will continue to serve, an important part of the Company’s compensation package.

The Board of Directors recommends that the shareholders vote "FOR" ratification to amend the Company’s 2006 Long-Term Incentive Plan to authorize an additional 3,000,000 shares of common stock to be made available for issuance under the Plan and to increase the maximum term for stock option awards under the Plan from 7 to 10 years.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

Proposal 3

The Audit Committee has selected the firm of HJ & Associates, LLC, certified public accountants, to serve as the Company's independent registered public accountants for the fiscal year ending December 31, 2011. HJ & Associates, LLC has audited the Company's consolidated financial statements since the fiscal year ended December 31, 2006. Representatives from the firm are expected to be present at the Annual Meeting of Shareholders, where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following table presents the professional fees paid to HJ & Associates, the Company's independent registered public accountants, for the years ended December 31, 2010 and 2009.

	2010	2009
Audit fees	$69,000	$60,800
Audit-related fees	-	-
Tax fees	6,500	5,700
Other fees	-	-
Total	$75,500	$66,500

Audit fees consist of fees for the audit of the Company’s annual consolidated financial statements included in the Company’s report on Form 10-K, the review of the consolidated interim financial statements included in Forms 10-Q, and services in connection with the Company’s various statutory and regulatory filings. Tax fees consist of fees for the preparation of the Company’s federal and state corporate income tax returns.

Pre-Approval Policies

It is Cimetrix’s policy that the Audit Committee pre-approves all audit, tax and other services performed by our independent registered public accounting firm. All of the services described in the table above were approved in advance by our Audit Committee.

The Board of Directors recommends that the shareholders vote "FOR" ratification of the appointment of HJ & Associates, LLC as the Company's independent registered public accountants for fiscal year 2011.

BOARD MEETINGS AND COMMITTEES

Board Meetings

The Company's Board of Directors held four formal board meetings during 2010. Each of the Company's directors attended at least 75% of the meetings of the Board of Directors and the meetings of each of the committees on which they served during 2010.

Board Committees

The Board of Directors currently has standing audit, compensation and nominating committees. No separate compensation is paid for committee attendance or assignments.  The audit and compensation committees have written charters. Copies are available at www.cimetrix.com/CorpGovernance.cfm or printed copies are available upon written request to the Company’s Corporate Secretary at Cimetrix Incorporated, 6979 High Tech Drive, Salt Lake City UT 84047.

The Audit Committee currently consists of three directors, Scott C. Chandler, C. Alan Weber and Michael B. Thompson and is chaired by Scott C. Chandler.  The Audit Committee held two meetings during 2010. Each member of the audit committee is considered independent as defined by the rules of the New York Stock Exchange. The report of the Audit Committee is included below. The Board of Directors has determined that Scott C. Chandler, chairman of the Audit Committee, is the audit committee financial expert, as that term is defined under the Securities and Exchange Act of 1934.

The Compensation Committee currently consists of Scott C. Chandler, C. Alan Weber and Michael B. Thompson. In November, 2010, C. Alan Weber resigned as Chairman of the Compensation Committee and the Board appointed Scott C. Chandler as Chairman of the Compensation Committee. The Compensation Committee held four meetings during 2010. All members of the Compensation Committee are independent as defined by the rules of the New York Stock Exchange and “independent directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis section of this Proxy Statement. The report of the Compensation Committee is also included in the Compensation Discussion and Analysis section.

        The Nominating Committee held one meeting during 2010. The Nominating Committee currently consists of Scott C. Chandler, C. Alan Weber and Michael B. Thompson, who are considered independent as defined by the rules of the New York Stock Exchange. Functions of the Nominating Committee include identification of qualified individuals to serve as members of the Board of Directors, recommendation to the Board of Directors of a slate of nominees for election at each Annual Meeting of shareholders, recommendation to the Board of Directors concerning the appropriate size, function, needs and composition of the Board and its committees, and advising the Board of Directors on other corporate governance matters.

The Nominating Committee will consider nominees for election or appointment to the Board who are recommended by our stockholders, provided that a complete description of such nominee’s qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations, provided further that nominations by stockholders must be made in accordance with our By-Laws. See “SHAREHOLDERS PROPOSALS” below. Such recommendations should be submitted in writing no later than__________, 2011 to the attention of the Committee, c/o Corporate Secretary, Cimetrix Incorporated, 6979 High Tech Drive, Salt Lake City, UT 84047 and should not include self-nominations.

Board Leadership

Our Board has no policy with respect to the separation of the offices of Chairman and CEO. We currently do not have an official Chairman of the Board, although Robert H. Reback, President and CEO, fills that role. The Board believes that combining the role of Chairman and position of CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.   The Company does not have a Lead Independent Director.

Board Oversight of Risk Management

                The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from executive management and other information regarding the Company's credit, liquidity and operations and compliance with corporate policies, legal and regulatory requirements, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and any potential conflicts of interest arising from related party transactions. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through both formal and informal communications about such risks.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, as well as the Company’s compliance with corporate policies, legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. The Audit Committee has met with management and discussed the Company's internal controls, the quality of the Company's financial reporting, and the results of the audit of the Company's consolidated financial statements. In addition, the Audit Committee has met with the Company's independent registered public accountants, HJ & Associates, LLC, and discussed all matters required to be discussed by the independent registered public accountants with the Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee received and discussed with the independent registered public accountants their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered whether the other non-audit services provided by the independent registered public accountants potentially impaired their independence and determined that it did not.

In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for the integrity of the Company's internal controls and its financial statements and reports, and the Company's independent registered public accountants, who are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report on these consolidated financial statements.

Based upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission. In addition, the Audit Committee selected HJ & Associates, LLC as the independent registered public accountants for the Company for the year ending December 31, 2011.

Respectfully submitted,

Scott C. Chandler
C. Alan Weber
Michael B. Thompson

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

EXECUTIVE OFFICERS

The following table sets forth certain biographical information with respect to the executive officers of the Company:

Name	Age	Title

Robert H. Reback	51	President and Chief Executive Officer
David P. Faulkner	55	Executive Vice President of Sales and Marketing
Jodi M. Juretich	49	Chief Financial Officer
Paul A. Johnson	55	Vice President of Software Engineering

                Each officer serves at the discretion of the Board of Directors. There is no arrangement or understanding between any officer and any other person pursuant to which the officer was or is to be selected as an officer or nominee. There are no family relationships between any of the officers and/or between any of the officers and directors. Biographical information for Mr. Reback is set forth above under “Board of Directors-Proposal 1.”

David P. Faulkner joined the Company in August 1996. Mr. Faulkner was previously employed as the Manager of PLC Marketing, Manager of Automotive Operations and District Sales Manager for GE Fanuc Automation, a global supplier of factory automation computer equipment specializing in programmable logic controllers, factory software and computer numerical controls from 1986 to 1996. Mr. Faulkner has a B.S. degree in Electrical Engineering and an MBA degree from Rensselaer Polytechnic Institute.

Jodi M. Juretich, Chief Financial Officer, joined Cimetrix in May 2007 and was promoted to Chief Financial Officer in November 2008. Ms. Juretich has a strong background of over 10 years in executive accounting management for private high-growth companies as well as 10 years of public accounting experience. Prior to joining Cimetrix, Ms. Juretich was Vice President of Finance for two venture funded private companies, General Manager for a subsidiary of Monster.com and an Accounting Manager with a division of The Times Mirror Company (Los Angeles Times). She has played key roles in raising venture capital in start-up organizations and led Cimetrix in implementing and managing the new Sarbanes-Oxley compliance requirements. Ms. Juretich holds a Bachelor of Science degree in Business Management from Westminster College.

Paul A. Johnson, Vice President of Software Engineering, joined Cimetrix in July 2010.  Mr. Johnson has 25 years of experience in software development in a variety of industries, including finance, telecommunications, and semiconductor. Mr. Johnson has an extensive development and management background working in .NET/C#, agile development methodologies as well as object-oriented design and implementation techniques. Mr. Johnson was an independent Principle Software Development Consultant before joining Cimetrix in 2010. Prior to 2010, he was a Senior Software Developer at Trintech Inc. from 2006-2009, building financial reconciliation systems in .NET and C#. Throughout his career, Mr. Johnson has led many software product engineering organizations, both large and small, serving in roles such as primary developer, team lead, principal architect, and executive manager. Mr. Johnson specializes in the application of mature software development technologies and processes as well as incorporating new techniques where they prove successful. Mr. Johnson has a B.S. degree in Physics from the United States Military Academy, an M.S. in Aerospace Engineering from the Georgia Institute of Technology, and an M.S. in Molecular and Cell Biology from University of Texas, Dallas.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding the Company's executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on the Company's objectives, principles, practices and decisions with regards to the compensation of Robert H. Reback, President and Chief Executive Officer, David P. Faulkner, Executive Vice President of Sales and Marketing, and Jodi M. Juretich, Chief Financial Officer, Secretary and Treasurer, our named executive officers (“Named Executive Officers”).

Executive Compensation Objectives and Principles

The overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our shareholders. Accordingly, our executive compensation program incorporates the following principles:

Compensation should be based upon individual job responsibility, demonstrated leadership ability, management experience, individual performance, and Company performance.

Compensation should reflect the fair market value of the services received. The Company believes that a fair and competitive compensation package is essential to attract and retain talented executives in key positions.

Compensation should reward executives for long-term strategic management and enhancement of shareholder value.

Compensation should reward performance and promote a performance oriented environment.

Executive Compensation Procedures

To attain the Company's executive compensation objectives and implement the underlying compensation principles, the Company follows the procedures described below.

Role of the Compensation Committee.

The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs of the Company and for making decisions regarding the compensation of the Company’s Named Executive Officers. The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee. The Compensation Committee approves the compensation packages of the Named Executive Officers, including their annual bonus. Mr. Reback, the President and Chief Executive Officer, suggests items to be considered by the Compensation Committee from time to time, including the compensation package for the other Named Executive Officers, and participates in the meetings of the Compensation Committee.

The Compensation Committee relies on its judgment in making compensation decisions after reviewing the performance of the Company and evaluating the executives’ leadership ability and responsibilities with the Company and current compensation arrangements. The Compensation Committee assessment process is designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

Role of Consultants.

During 2010, the Compensation Committee retained the services of The Jaffe Group, an independent compensation consulting firm.  The Jaffe Group was retained by the Compensation Committee to assess the Company’s compensation programs, with particular emphasis on long-term incentives. The Jaffe Group compared Cimetrix’ executive base salaries to executive base salaries in similar industries with similar sales and reported wide disparities in executive pay. On average, the base pay of Cimetrix executives was at 85% of comparable market rates. The Jaffe Group recommended increasing executive pay such that every executive would be within 90% of market base salary. The Jaffe Group also recommended granting additional shares of Company stock to the executive team and other employees which would require an amendment to the 2006 Cimetrix Incorporated Long-Term Incentive Plan in order to increase the number of shares subject to the Plan. The Company and the Compensation Committee have not retained any other compensation consultant to render services regarding executive compensation, but may seek the advice of such persons in the future.

Elements of Compensation

The Company's executive compensation objectives and principles are implemented through the use of the following elements of compensation, each discussed more fully below:

•	Base Salary
•	Annual Incentive Bonuses
•	Stock-Based Compensation
•	Retirement Benefits
•	Other Benefits

Base Salary:  The Compensation Committee reviewed the salaries of all the officers of the Company for fiscal year 2010. Salary decisions concerning the officers were based upon a variety of considerations consistent with the compensation philosophy stated above. First, salaries were competitively set relative to both other companies in the software industry and other comparable companies. In assessing salaries, the Compensation Committee relied in part on a 2010 analysis performed by an independent compensation consultant, The Jaffe Group. The consultant compared the Company to other small software provider firms, with an emphasis on companies with $5 million to $10 million in revenue. Second, the Compensation Committee considered each officer's level of responsibility and individual performance, including an assessment of the person's overall value to the Company. Third, internal equity among employees was factored into the decision. Finally, the Compensation Committee considered the Company's financial performance and its ability to absorb any increases in salaries. Under the terms of the employment agreements, the Compensation Committee has delegated the authority to grant increases in base salaries for Mr. Faulkner and Ms. Juretich to Robert H. Reback, the President and Chief Executive Officer, through December 31, 2011.

In consideration of the 2009 economic downturn, Messrs. Reback and Faulkner and Ms. Juretich agreed to a delay in payment of salary beginning May 1, 2008 through September 30, 2009 and the Company accrued a salary obligation on the Company books. A portion of this obligation was subsequently reduced by the issuance of restricted stock, stock option awards and/or converted to a Senior Note Payable, due September 30, 2012. In 2010, the remaining accrued salary obligations related to the reductions in salaries from May 1, 2008 through September 30, 2009 were repaid in full.

Annual Incentive Bonuses:  Each Named Executive Officer is eligible to participate in an annual performance-based bonus plan (“Annual Plan”). The Annual Plans are intended to motivate participating executives to achieve both short-term and long-term strategic and financial objectives. At the beginning of each fiscal year, the Compensation Committee (or Mr. Reback in the case of Named Executive Officers other than Mr. Reback) sets various financial and strategic objectives for the participating Named Executive Officers, the relative weight to be accorded those goals, and a target bonus level, expressed as a percentage of base salary, to be paid upon achievement of all designated performance goals. Those goals and target bonus amounts are set forth in an Annual Plan signed by the executive. In certain cases the strategic performance goals are qualitative, rather than quantitative. At or shortly after the end of each fiscal year, the Compensation Committee (or Mr. Reback in the case of Named Executive Officers other than Mr. Reback) determines the degree to which each Named Executive Officer’s specified annual performance goals were met, and the amount of annual bonus, if any, payable under the Annual Plan. In the case of qualitative performance measures, subjective discretion may be exercised in determining the degree to which the designated goals were met. In the event the specified performance goals are only partially achieved, a reduced performance bonus may be earned as specified in the Named Executive Officer’s Annual Plan. If financial performance goals are exceeded, additional bonus amounts may be earned above the target level, again as provided in the applicable Annual Plan. Annual Plans provide target bonus levels but no threshold or maximum payouts.

For 2010: (a) Mr. Reback’s targeted performance bonus was 50% of his annual base salary; (b) his financial performance goals were accorded a weight of 70% and consisted of specified measures of annual revenue growth, profitability and cash management. His strategic performance goals were accorded a weight of 30% and consisted of specific objectives relative to key accounts, diversification and shareholder value. Mr. Reback met or exceeded all of the financial goals and met or received partial credit for the strategic goals.  The actual annual performance bonus earned under his 2010 Annual Plan was $118,125 and was paid on February 28, 2011.

For 2010: (a) Mr. Faulkner’s targeted commission and performance bonus was 137% of his annual base salary; (b) his commissions and performance goals consisted of increasing Company sales as well as bonus awards related to key accounts, product and services sales, and market diversification. Mr. Faulkner received commission payments on a quarterly basis. The actual total annual commissions and performance bonus earned by Mr. Faulkner under his 2010 Annual Plan was $205,764. Of that amount, $109,029 was paid in 2010 and $96,735 was paid on February 28, 2011.

For 2010: (a) Ms. Juretich’s targeted performance bonus was 20% of her annual base salary; (b) her financial performance goals were accorded a weight of 50% and consisted of specified measures of annual revenue growth, profitability and cash management. Her strategic performance goals were accorded a weight of 50% and consisted of specified objectives relative to financial measures, financial strategies, internal operations, and shareholder value. Ms. Juretich met or exceeded all of the financial goals and received partial credit for the strategic goals. The actual annual performance bonus earned under her 2010 Annual Plan was $28,750 and was paid on February 28, 2011.

Stock-Based Compensation:  In May 2006, the Company’s shareholders approved the combined amendment and restatement of the Cimetrix Incorporated 1998 Incentive Stock Option Plan and the Cimetrix Incorporated Director Stock Option Plan as the Cimetrix 2006 Long-Term Incentive Plan (the “Plan”). In addition to stock options, the Plan authorizes the grant of stock appreciation rights, restricted stock awards, and other stock unit and equity-based options. Stock awards under the Plan are designed to align the interests of the shareholders and the Company's officers in the enhancement of shareholder value. Stock options are granted at an exercise price not lower than the fair market value of the Company's common stock on the date of grant. In making decisions regarding the stock option plan, the Compensation Committee evaluates the Company's overall financial performance for the year, the desirability of long-term service from an officer and the number of stock options held by other officers in the Company who have the same, more or less responsibility. When granting stock based compensation, the Compensation Committee looks at each of these factors on a case by case basis. The Company’s compensation consulting group provided guidelines to the Compensation Committee that provides for percentage allotments based on the following groups:  President/CEO, Executive Team, Key Employees and Other Employees. To encourage long-term performance, the stock options granted under the Plan generally vest ratably over a one to four-year period and expire seven years after the date of grant. Vesting accelerates, however, upon termination on account of death or disability. Restricted stock vesting periods are generally a shorter term.

In granting stock options to the Named Executive Officers, the Company also considers the impact of the grant on the Company's financial performance, as determined in accordance with the requirements of Accounting Standards Codification (“ASC”) Topic 718. For long-term equity awards, the Company records expense in accordance with ASC Topic 718, which may vary from the actual value that may be realized by the named executives.

Retirement Benefits:  The Company has a defined contribution retirement savings plan, which is qualified under Section 401(k) of the Code (the “401(k) Plan”). The plan is a broad-based, tax-qualified retirement plan under which eligible employees, including Messrs. Reback and Faulkner, and Ms. Juretich, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Code. During 2010, the Company made a matching contribution to the 401(k) Plan for those employees meeting minimum age and service requirements equal to 50% of the amount contributed by the employee, up to a matching contribution cap equal to 2% of the employee's annual compensation. The Company and its subsidiaries do not maintain any other pension or retirement plans.

Other Benefits. Other benefits are provided to Messrs. Reback and Faulkner, and Ms. Juretich in order to achieve a competitive pay package. The Compensation Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading "All Other Compensation" are reasonable, competitive and consistent with the Company's overall executive compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company's Chief Executive Officer during a tax year or to any of the Company's four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Code Section 162(m) for "qualified performance-based" compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company's shareholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. No Named Executive Officer's compensation in 2010 exceeded the $1 million deduction limit.

Compensation Policies and Procedures

The Compensation Committee has reviewed the Company’s compensation program as it relates to all of the Company’s full-time employees and believes there are no material business risks generated by the structure of the program.  As a matter of best practice, the Compensation Committee continues to monitor the Company’s compensation program to ensure that it continues to align the interests of our employees with those of our long-term stockholders while avoiding unnecessary or excessive risk.

Compensation Committee Report

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the Company's management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Scott C. Chandler
C. Alan Weber
Michael B. Thompson

Summary Compensation Table

From May 2008 to January 2010, each of the Named Executive Officers agreed to the payment of only a portion of their base salary, with a portion accrued as an obligation due to the executive. A portion of this obligation was subsequently reduced by the issuance of stock options, restricted stock and/or Senior Notes payable. In February 1, 2010, the Named Executive Officers salaries were restored to 100% and the remaining accrued salary was repaid in full in 2010. The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for services in all capacities to the Company and its affiliates for the years ended December 31, 2010 and 2009:

				Restricted		Non-Equity	All
				Stock	Option	Incentive Plan	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Postion (1)	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e) (8)	(f) (8)	(g) (9)	(i)	(j)
Robert H. Reback	2010	208,089 (2)		24,000	6,658	118,125	10,770 (5)	367,642
President and Chief	2009	182,688	-	-	1,610	-	8,045	192,343
Executive Officer

David P. Faulkner	2010	178,365 (3)		20,000	6,658	205,764	10,278 (6)	421,064
Executive Vice President	2009	153,236	-	-	966	-	7,640	161,842
of Sales and Marketing

Jodi M. Juretich	2010	120,333 (4)		12,000	-	28,750	2,489 (7)	163,573
Chief Financial Officer	2009	96,526	-	-	966	-	857	98,349

(1)	Mr. Johnson joined the Company in July 2010 as an executive officer of the Company. As defined in Item 401(a) (3) of SEC Regulation S-K, Mr. Johnson did not
meet the requirements of a “Named Executive Officer” for the reporting year 2010; therefore, he is omitted from the Compensation Discussion and Analysis sections of this Proxy.
(2)	Mr. Reback’s annual salary is $175,000. In 2010, Mr. Reback received $173,542 in cash for 2010 salary and $34,547 in cash for payment of delayed 2008/2009 salary. In 2009, Mr. Reback received $127,716 in cash for 2009 salary, $25,525 in cash for payment of delayed 2008 salary and the Company accrued $29,447 as a salary obligation on the Company’s books as of December 31, 2009, all of which are reflected in column c.
(3)	Mr. Faulkner’s annual salary is $150,000. In 2010, Mr. Faulkner received $148,750 in cash for 2010 salary and $29,615 in cash for payment of delayed 2008/2009 salary. In 2009, Mr. Faulkner received $106,121 in cash for 2009 salary, $21,875 in cash for payment of delayed 2008 salary and the Company accrued $25,240 as a salary obligation on the Company’s books as of December 31, 2009, all of which are reflected in column c.
(4)	Ms. Juretich’s annual salary is $125,000, effective April 1, 2010. In 2010, Ms. Juretich received $120,333 in cash for 2010 salary. In 2009, Ms. Juretich received
$87,550 in cash and the Company converted $8,976 in accrued salary obligation to a Cimetrix 10% Note as of December 31, 2009.
(5)	The amount of "All Other Compensation" reported in column (i) with respect to Mr. Reback consists of the following items: automobile allowance, $6,600 in 2010 and $6,875 in 2009; 401(k) Plan match, $3,179 in 2010 and $219 in 2009; and life insurance premiums, $991 in 2010 and $951 in 2009.
(6)	The amount of "All Other Compensation" reported in column (i) with respect to Mr. Faulkner consists of the following items: automobile allowance, $6,600 in
2010 and 2009; 401(k) Plan match, $2,725 in 2010 and $125 in 2009; and life insurance premiums, $953 in 2010 and $915 in 2009.
(7)	The amount of "All Other Compensation" reported in column (i) with respect to Ms. Juretich consists of the following items: 401(k) Plan match, $1,782 in 2010 and $158 in 2009; and life insurance premiums, $707 in 2010 and $699 in 2009.
(8)	The amounts in columns (e) and (f) show the aggregate grant date fair value of stock awards and options awards granted during the year indicated, computed in accordance with ASC Topic 718.
(9)	Annual performance bonuses earned for 2010 and paid in 2010 and 2011 are reported in column (g) under the heading “Non-Equity Incentive Plan Compensation and are further explained in the Annual Incentive Bonuses section of this Proxy.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the Company's Named Executive Officers in 2010:

		Estimated Possible	All Other	All Other		Exercise	Grant Date
		Payouts	Stock	Option Awards:		Price of	Fair Value of
Name	Grant Date	under Non-Equity	Awards:	Number of		Option	Stock and
		Incentive Plan	Nunber of	Securities		Awards	Option
		Awards Targets ($)	Shares	Underlying		($/sh)	Awards ($)
		(1)	(#)	Options (#)		(4)	(5)
(a)	(b)	(c)	(d)	(e)		(f)	(g)

Robert H. Reback	3/18/2010	-	-	125,000	(2)	0.08	6,658

David P. Faulkner	3/18/2010	-	-	125,000	(3)	0.08	6,658

Paul A. Johnson	8/12/2010	-	-	50,000	(4)	0.23	7,234

(1)	Annual performance bonuses (including commissions) actually earned by the Named Executive Officers for 2010 appear in column (g) in the Summary Compensation Table for 2010 on the preceding page.
(2)	Mr. Reback's option award vests 25% on each of March 18, 2011, 2012, 2013 and 2014 with an exercise period of seven years from the date of the grant.
(3)	Mr. Faulkner's option award vests 25% on each of March 18, 2011, 2012, 2013 and 2014 with an exercise period of seven years from the date of the grant.
(4)	The exercise price per share under the stock options granted in 2010 is the market closing price of the underlying shares on the date of grant.
(5)	This column shows the full grant date fair value of the options and other stock awards (restricted stock) as computed under ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

This table provides information on the year-end 2010 holdings of Company stock options and unvested restricted stock awards by the Named Executive Officers.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
Name	Underlying	Underlying				Shares of	of Shares of
	Unexercised	Unexercised		Options	Option	Stock That	Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Have Not
	Exercisable	UnExercisable		Price ($)	Date	Vested #	Vested $
(a)	(b)	(c)		(d)	(e)	(f)	(g) (4)

Robert H. Reback	325,000	-		0.45	4/20/2013	-	-
Robert H. Reback	300,000	-		0.17	3/17/2015	-	-
Robert H. Reback	62,500	62,500	(1)	0.02	5/12/2016	-	-
Robert H. Reback	-	125,000	(1)	0.08	3/17/2017	-	-
Robert H. Reback						100,000	44,000

David P. Faulkner	250,000	-		0.32	10/2/2013	-	-
David P. Faulkner	250,000	-		0.17	3/17/2015	-	-
David P. Faulkner	37,500	37,500	(2)	0.02	5/12/2016	-	-
David P. Faulkner	-	125,000	(2)	0.08	3/17/2017	-	-
David P. Faulkner						90,000	39,600

Jodi M. Juretich	26,250	8,750	(3)	0.27	5/16/2014	-	-
Jodi M. Juretich	7,500	2,500	(3)	0.27	8/5/2014	-	-
Jodi M. Juretich	64,166	-		0.12	5/12/2015	-	-
Jodi M. Juretich	42,778	-		0.04	11/12/2015	-	-
Jodi M. Juretich	37,500	37,500	(3)	0.02	5/12/2016	-	-
Jodi M. Juretich						50,000	22,000

(1)	For Mr. Reback, the vesting dates for the indicated unexercisable options shown in column (c) are as follows: 31,250 options (expiration date May 12, 2016) vest each year on May 15, 2011 and 2012; 31,250 options (expiration date March 17, 2017) vest each year on March 18, 2011, 2012, 2013 and 2014.
(2)	For Mr. Faulkner, the vesting dates for the indicated unexercisable options shown in column (c) are as follows: 18,750 options (expiration date May 12, 2016) vest each year on May 15, 2011 and 2012; 31,250 options (expiration date March 17, 2017) vest each year on March 18, 2011, 2012, 2013 and 2014.
(3)	For Ms. Juretich, the vesting dates for the indicated unexercisable options shown in column (c) are as follows: 8,750 options (expiration date May 16, 2014) vests on May 15, 2011; 2,500 options (expiration date August 5, 2014) vests on August 7, 2011; 18,750 options (expiration date May 12, 2016) vest each year on May
15, 2011 and 2012.
(4)	Based upon the closing price per share of the Company stock on December 31, 2010.

Option Exercises and Stock Vested

No Named Executive Officers exercised Company stock options during the year ended December 31, 2010. The following table provides information on restricted stock awards granted to Named Executive Officers that vested during the year ended December 31, 2010.

	Number of Shares Vested	Value Realized on
Name	Restricted Stock Awards (#)	Vesting ($) (1)
(a)	(b)	(c)
Robert H. Reback	200,000	52,000
David P. Faulkner	160,000	41,600
Jodi M. Juretich	100,000	26,000

(1)	Value realized on vesting of restricted stock awards is computed using the market closing price of the shares on the date of vesting.

Employment and Independent Contractor Agreements.

President and Chief Executive Officer

The Company has an employment agreement with Robert H. Reback, its President and Chief Executive Officer. The employment agreement expires December 31, 2011. Under the terms of the agreement, Mr. Reback receives an annual salary of $175,000 through June 30, 2011, increasing to $200,000 through the remaining term of the agreement and subject to increases as the Compensation Committee determines in its discretion. In addition, Mr. Reback is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives approved by the Compensation Committee on an annual basis. Mr. Reback is also eligible to participate in the Company’s incentive stock plan and other compensation plans, with annual awards determined by the Compensation Committee. The employment agreement provides that Mr. Reback cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

The agreement further provides for severance pay equal to Mr. Reback’s annual salary then in effect, but not more than the salary left to be paid during the remainder of the agreement, if Mr. Reback is terminated without cause by the Company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Reback’s options under the Company’s stock option plan that would have vested during the term of the agreement become fully exercisable. If a change in control of the Company occurs, Mr. Reback is also entitled to acceleration of vesting of his options and other awards under the Company’s compensation plans.

Other Executive Officers

The Company has an employment agreement with David P. Faulkner, its Executive Vice President of Sales and Marketing. The employment agreement expires December 31, 2011. Under the terms of the agreement, Mr. Faulkner receives an annual salary of $150,000, subject to increases as the President and Chief Executive Officer of the Company determines in his discretion. In addition, Mr. Faulkner is eligible to receive commissions and a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives approved by the President and Chief Executive Officer of the Company on an annual basis. Mr. Faulkner is also eligible to participate in the Company’s incentive stock plan and other compensation plans, with annual awards determined by the President and Chief Executive Officer of the Company. The employment agreement provides that Mr. Faulkner cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

The agreement further provides for six months’ severance pay, not to exceed the salary left to be paid during the remainder of the agreement, if Mr. Faulkner is terminated without cause by the Company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Faulkner’s options under the Company’s stock option plan that would have vested during the term of the agreement become fully exercisable. If a change in control of the Company occurs, Mr. Faulkner is also entitled to acceleration of vesting of his options and other awards under the Company’s compensation plans.

The Company has an employment agreement with Jodi M. Juretich, its Chief Financial Officer that expires December 31, 2011. Under the terms of the agreement, Ms. Juretich receives an annual salary of $125,000 through June 30, 2011, increasing to $135,000 through the remaining term of the agreement and, subject to increases as the President and Chief Executive Officer of the Company determines in his discretion. In addition, Ms. Juretich is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives approved by the President and Chief Executive Officer of the Company on an annual basis. Ms. Juretich is also eligible to participate in the Company’s incentive stock plan and other compensation plans, with annual awards determined by the President and Chief Executive Officer of the Company. The employment agreement provides that Ms. Juretich cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

The agreement further provides for six months’ severance pay, not to exceed the salary left to be paid during the remainder of the agreement, if Ms. Juretich is terminated without cause by the Company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Ms. Juretich’s options under the Company’s stock option plan that would have vested during the term of the agreement become fully exercisable. If a change in control of the Company occurs, Ms. Juretich is also entitled to acceleration of vesting of her options and other awards under the Company’s compensation plans.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain payments or benefits that would be payable to Named Executive Officers under their existing employment agreements and our existing plans and programs had they been terminated on December 31, 2010 or if the Company had incurred a change in control on that date. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment such as distributions from the 401(k) Plans, disability and life insurance benefits, the value of employee-paid group health plan continuation coverage under COBRA and accrued vacation pay.

Estimated Payments Upon Termination of Employment

The following table shows for each Named Executive Officer the amount of severance pay provided for in each of their employment agreements along with the unrealized intrinsic value of his or her otherwise unvested stock options on December 31, 2010 that would have vested in the event of termination.

		Intrinsic Value
	Severance	of Unvested	Total
	Pay	Stock Options	Payout
Name	($)	($) (4) (5)	($)
(a)	(b)	(c)	(d)
Robert H. Reback (1)	175,000	24,375	199,375
David P. Faulkner (2)	75,000	19,125	94,125
Jodi M. Juretich (3)	62,500	7,875	70,375

(1)	Mr. Reback's employment agreement provides for severance pay equal to his annual salary then in effect but not more than the salary left to be paid during the remainder of the agreement. Additionally, all options that would have vested during the remainder of the employment agreement would immediately vest (62,500 options).
(2)	Mr. Faulkner's employment agreement provides for six month’s severance pay then in effect but not more than the salary left to be paid during the remainder of the agreement. Additionally, all options that would have vested during the remainder of the employment agreement would immediately vest (50,000 options).
(3)	Mrs. Juretich's employment agreement provides for six month’s severance pay then in effect but not more than the salary left to be paid during the remainder of the agreement. Additionally, all options that would have vested during the remainder of the employment agreement would immediately vest (18,750 options).
(4)	The amounts shown in this column represents the number of unvested shares of stock options multiplied by the closing price per share of Company stock on
December 31, 2010 ($0.44) less the number of unvested shares of stock options multiplied by the stock option exercise price on the date of grant.
(5)	Each of the named Officer's employment agreement provides terms for options at time of termination. Their agreements provide immediate vesting of all options that would have vested during the remainder of the employment agreement. The amounts in this column represent the difference in those unvested shares that had an exercise price less than the closing price at December 31, 2010 ("in the money") multiplied by the exercise price and those same unvested shares multiplied by the closing price at December 31, 2010 ($0.44).

Estimated Payments Upon Change in Control

        Under the Company’s 2006 Long-Term Incentive Plan and prior stock option plan, all otherwise unvested stock options and restricted stock awards held by Named Executive Officers become fully vested upon a “change of control” as defined below, without regard to whether the Named Executive Officer terminates employment. The Company’s stock option plans generally define a change of control (i) certain changes in majority of the Company’s board of directors within a 24 month period; (ii) the acquisition by any person of 50% or more of the Company’s common stock or voting securities; (iii) consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by the Company’s shareholders is the surviving entity; (iv) a sale or other disposition of all or substantially all of the Company’s assets to another entity that is not controlled by the Company’s shareholders; or (v) shareholder approval of a liquidation of the Company.

The following table shows for each Named Executive Officer the unrealized intrinsic value of his or her otherwise unvested stock options and restricted stock awards on December 31, 2010 that would have vested had a change of control occurred on that day, calculated by multiplying the number of underlying shares by the per share closing price of Company stock on December 31, 2010 and, in the case of stock options, by then subtracting the applicable option exercise price:

	Intrinsic Value of Unvested	Intrinsic Value of Unvested
Name	Stock Options ($) (1)	Restricted Stock ($) (2)
(a)	(b)	(c)
Robert H. Reback	71,250	44,000
David P. Faulkner	60,750	35,200
Jodi M. Juretich	15,750	22,000

(1)	The amounts shown in column (b) represent the number of unvested shares of stock options multiplied by the closing price per share of Company stock on
December 31, 2010 less the number of unvested shares of stock options multiplied by the stock option exercise price on the date of grant.
(2)	The amounts shown in column (c) represent the number of unvested shares of restricted stock multiplied by the closing price per share of Company stock on
December 31, 2010.

If a change in control with respect to the Company results in acceleration of vesting of Named Executive Officer’s stock options and restricted stock, and if the value of such acceleration plus all other compensatory payments to the Named Executive Officer that are contingent on the change in control (including any severance payments upon termination of employment in connection with a change in control) exceeds 2.99 times the Named Executive Officer’s average W-2 compensation with the Company for the five taxable years preceding the year of the change of control (the “Base Period Amount”), the acceleration would result in an “excess parachute payment” under Code Section 280G. A Named Executive Officer would be subject to 20% excise tax, and the Company would be unable to deduct, the amount by which such parachute payments to a Named Executive Officer exceeded one times the Named Executive Officer’s Base Period Amount. The Company has not agreed to provide to its Named Executive Officers any gross-up or reimbursement for excise taxes imposed on excess parachute payments.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of directors. There is no requirement to own shares of Company common stock to serve as a director.

During 2010, the Compensation Committee retained the services of The Jaffe Group, an independent compensation consulting firm. The Jaffe Group was retained by the Compensation Committee to assess the Company’s compensation programs and make recommendations for independent board of director’s fees. In doing so, The Jaffe Group reviewed the Cimetrix director’s compensation compared to those of other small public and private companies and found that Cimetrix’s current compensation to directors is below comparable market rates. The Jaffe Group recommended increasing board fees to $2,500 to $3,125 per meeting, continue the practice of granting annual stock awards and encourage all directors to purchase shares of the Company’s stock in the public markets.

Effective May 1, 2011, the Company will pay directors a quarterly fee of $2,500.  The directors will also be encouraged to use a portion of their fees to purchase Cimetrix stock in the public markets.

Cash Compensation Paid to Directors

The non-employee directors each receive $750 per Board meeting attended and $375 per Board meeting participated in by telephone. Employee members of the Board of Directors receive no additional cash compensation for attendance at meetings of the Board of Directors.

Stock Awards

During 2010, each of the three non-employee directors was granted stock options to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.08 per share, vesting over a twelve-month period, and exercisable through May 17, 2017.

Director Compensation Table

                The table below summarizes the compensation paid by the Company to, or earned by, our non-employee directors for the year ended December 31, 2010.

	Fees		Restricted	All
	Earned or	Option	Stock	Other
	Paid in	Awards ($)	Awards ($)	Compensation	Total
Name (1)	Cash ($)	(2)	(2)	(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Scott C. Chandler	2,500	3,222	-	-	5,722
Michael B. Thompson	3,125	3,222	-	-	6,347
C. Alan Weber	3,875	3,222	-	12,438	19,535

(1)	Robert H. Reback served as a director of the Company in 2010 but is omitted from the Director Compensation Table because of his status as a Named Executive
Officer. No additional remuneration was paid to Mr. Reback for his services as a director.
(2)	The amounts in columns (c) and (d) show the aggregate grant date fair value of stock awards and options awards granted during the year indicated, computed in accordance with ASC Topic 718. As of the end of fiscal year 2010, each non-employee director had outstanding options for the following number of Company shares: C. Alan Weber, 200,000 shares; Scott C. Chandler, 200,000 shares; and Michael B. Thompson, 200,000 shares.
(3)	In 2010, The Company paid a total of $37,845 to Alan Weber & Associates, an entitiy controlled by Mr. Weber. Of this amount $12,438 was for consulting services provided by Mr. Weber, as reflected in the above table. The remaining $25,407 was to reimburse Alan Weber & Associates for costs associated with an employee leased by the Company from that entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the company’s equity securities to file reports of ownership and periodic changes in their ownership of the Company's common stock with the Securities and Exchange Commission. These reports are made on Forms 3, 4, and 5. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Forms 3, 4, and 5 received with respect to fiscal year 2010, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with except one transaction. A common stock award for 50,000 was granted to Paul Johnson on August 12, 2010.  This transaction was required to be reported on Form 4 by the end of the second business day following the award date. The report on Form 4 with respect to this transaction due on August 16, 2010, was ultimately reported on Form 4 on March 22, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options and warrants), as of  March 28, 2011, for each beneficial owner of more than 5% of the Company's common stock that is known to the Company:

	Number of
	Shares of	Percent of
Name and Address	Common Stock	Ownership

Rorze Corporation (1)	10,301,673	22.98%
Tsunami Network Partners Corporation (2)	2,724,911	6.08%

(1)	The address for Rorze Corporation is 1588-2 Michinoue, Kannabe-Cho, Fukumi-Shi, Hiroshima-Ken Japan 720-2104
(2)	The address for Tsunami Network Partners Corporation is c/o Tsunami Network Partners Corporation 3-6-1-Shin-Yokohama, Kouhoku-Ku, Yokohama-City,
Kanagawa Japan 222-0033

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options and warrants), as of March 28, 2011, for each director and executive officer of the Company, and all executive officers and directors as a group:

	Number of
	Shares of	Percent of
Name, Title and Address (1)	Common Stock	Ownership (9)

Robert H. Reback, CEO and Director (2)	1,776,625	3.89%
David P. Faulkner, Exec. VP of Sales & Mktg (3)	1,311,250	2.88%
Jodi M. Juretich, CFO (6)	315,846	*
Scott C. Chandler, Director (4)	237,500	*
Michael B. Thompson, Director (5)	237,500	*
C. Alan Weber, Director (7)	244,600	*
Paul A. Johnson (8)	28,750	*
Executive officers and directors as a group (7 persons)	4,152,071	9.14%

(1)	The addresses for Messrs. Reback, Weber, Chandler, Thompson, Faulkner, Johnson and Ms. Juretich are c/o Cimetrix Incorporated, 6979 South High Tech Drive,
Salt Lake City, Utah 84047-3757.
(2)	Includes 750,000 shares of common stock which Mr. Reback has the right to acquire within 60 days upon the exercise of stock options and 62,500 shares which
Mr. Reback has the right to acquire within 60 days upon the exercise of warrants.
(3)	Includes 587,500 shares of common stock which Mr. Faulkner has the right to acquire within 60 days upon the exercise of stock options and 32,500 shares of common stock which Mr. Faulkner has the right to acquire within 60 days upon the exercise of warrants.
(4)	Includes 200,000 shares of common stock which Mr. Chandler has the right to acquire within 60 days upon the exercise of stock options and 12,500 shares of common stock which Mr. Chandler has the right to acquire within 60 days upon the exercise of warrants.
(5)	Includes 200,000 shares of common stock which Mr. Thompson has the right to acquire within 60 days upon the exercise of stock options and 12,500 shares of common stock which Mr. Thompson has the right to acquire within 60 days upon the exercise of warrants.
(6)	Includes 196,944 shares of common stock which Ms. Juretich has the right to acquire within 60 days upon the exercise of stock options and 18,902 shares of common stock which Ms. Juretich has the right to acquire within 60 days upon the exercise of warrants.
(7)	Includes 200,000 shares of common stock which Mr. Weber has the right to acquire within 60 days upon the exercise of stock options.
(8)	Includes 25,000 shares of common stock which Mr. Johnson has the right to acquire within 60 days upon the exercise of stock options and 3,750 shares of common stock which Mr. Johnson has the right to acquire within 60 days upon the exercise of warrants.
(9)	All applicable percentage ownership is based on 44,832,767 shares of common stock issued as of the Record Date, together with applicable options and warrants for the share owners. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after the Record Date and shares of common stock subject to restricted stock awards currently vested or vesting within 60 days after the Record Date are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2010 (including audited consolidated financial statements) is available at                                              . Paper copies will be furnished without charge to beneficial shareholders or shareholders of record upon request to Jodi M. Juretich, Chief Financial Officer, Secretary and Treasurer, Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on May 21, 2011, The Company’s Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2010 are available on the Internet at ___________________________.

ADDITIONAL MATERIALS

A copy of this Proxy Statement has been filed with the SEC.  You may read and copy this proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Proxy Statement by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including the company, that file electronically with the SEC. The address of the SEC’s Internet website is www.sec.gov.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2010 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement, our 2010 Annual Report and the Notice of Internet Availability of Proxy Materials to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement Annual Report and Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request by writing to Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

SHAREHOLDER PROPOSALS

Shareholders who wish to include proposals for action at the Company's 2012 Annual Meeting of Shareholders in next year's proxy statement must, in addition to other applicable requirements, cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than _______,2011. Such proposals should be addressed to the Company's Secretary at the Company's address and may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. If a shareholder proposal is introduced at the Company’s 2012 Annual Meeting of Shareholders without any discussion of the proposal in the Company’s proxy statement, and the shareholder does not notify us on or before ____________,2012 of the intent to raise such proposal at the annual meeting of shareholders, then proxies received by us for that annual meeting will be voted by the persons named in such proxies in their discretion with respect to such proposal.  Notice of such proposal is to be sent to the above address.

COMMUNICATIONS BETWEEN SHAREHOLDERS AND THE BOARD OF DIRECTORS

The Board of Directors does receive communications from shareholders, from time to time, and addresses those communications as appropriate. Shareholders and other interested parties who wish to communicate with non-management directors of the Company should send their correspondences to the Company as follows:

•	In writing, to Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757, Attention Board of Directors

•	By e-mail, at directors@cimetrix.com.

Matters relating to the Company's consolidated financial statements, accounting practices or internal controls should be specifically addressed to the Chairman of the Audit Committee. As a matter of policy, a copy of all other written communications from shareholders will be provided to the Chairman of the Audit Committee.

The Board of Directors encourages attendance by our directors at the Annual Meeting of Shareholders. All four members of the Company's Board of Directors participated in our Annual Meeting held in 2010 and 2009.
OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present a matter for action at the meeting other than as set forth herein and in the Notice of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in this proxy will vote all proxies given to them in accordance with their best judgment of such matters.

By Order of the Board of Directors,

, 2011	By:
Salt Lake City, Utah		Jodi M. Juretich
Chief Financial Officer, Secretary/Treasurer